Exhibit 99.1

Eastern Bankshares, Inc. Announces Closing Of Eastern Insurance Group LLC Asset Sale

BOSTON, MA, October 31, 2023 – Eastern Bankshares, Inc. (the “Company”) (Nasdaq Global Select Market: EBC), the stock holding company for Eastern Bank, announced today it has completed the previously disclosed sale of Eastern Bank’s insurance operations, which conduct business under the name Eastern Insurance Group LLC (“Eastern Insurance”), to Arthur J. Gallagher & Co. (NYSE: AJG) (“Gallagher”).

“This transaction enables a stronger focus on the strategic growth of our core banking business,” said Bob Rivers, Chief Executive Officer and Chair of the Board of Eastern Bankshares, Inc. and Eastern Bank. “We are grateful for the leadership of Eastern Insurance’s CEO Tim Lodge and the entire team at Eastern Insurance for their years of contributions, camaraderie and outstanding service to our customers, colleagues and communities we serve. We look forward to continuing our relationship with industry leader Gallagher as our insurance brokerage partner.”

Eastern Insurance acts as an agent in offering property and casualty as well as life and health insurance to both personal and commercial customers. Licensed to do business in every state, Eastern Insurance serves more than 75,000 individuals and businesses and represents more than 50 national and regional insurance carriers.

About Eastern Bankshares, Inc. and Eastern Bank

Eastern Bankshares, Inc. is the stock holding company for Eastern Bank. Founded in 1818, Boston-based Eastern Bank has more than 120 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of September 30, 2023, Eastern Bank had approximately $21 billion in total assets. Eastern provides a full range of banking and wealth management solutions for consumers and businesses of all sizes, and takes pride in its outspoken advocacy and community support that includes $240 million in charitable giving since 1994. An inclusive company, Eastern is comprised of deeply committed professionals who value relationships with their customers, colleagues, and communities. For investor information, visit investor.easternbank.com.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co. (NYSE: AJG), a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. Gallagher provides these services in approximately 130 countries around the world through its owned operations and a network of correspondent brokers and consultants.

Investor contact:

Jill Belliveau

Eastern Bankshares, Inc.

InvestorRelations@easternbank.com

781-598-7920

Media contact:

Andrea Goodman

Eastern Bank

a.goodman@easternbank.com

781-598-7847

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